EXHIBIT 4.5

                              AGREEMENT
                           WITH RESPECT TO
                       CONVERTIBLE DEBENTURES
                                 OF
                       PETER KIEWIT SONS', INC.

     THIS AGREEMENT ("Agreement") is made and entered into this 1st day of November, _______ by and between "NAME" ( the "Debentureholder") and PETER KIEWIT SONS', INC, a Delaware corporation ( the "Corporation").


     WHEREAS, it has been and is the policy of the Corporation, as being in its best interest, to restrict the issuance and ownership of its convertible debentures ("Debentures"); and

     WHEREAS, the Debentureholder desires to own Debentures subject to the terms and restrictions set forth in this Agreement.

     NOW THEREFORE, in consideration of the issuance of Debentures to the Debentureholder and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the Debentureholder and the Corporation agree as follows:

     (1) Debentures Subject to Agreement. This Agreement shall apply to all Debentures issued to or owned by the Debentureholder on or before the date of this Agreement and any additional Debentures which are issued to or owned by the Debentureholder after the date of this Agreement. This Agreement supersedes any previous agreement between the Corporation and the Debentureholder relating to such Debentures and the sale or repurchase of such Debentures by the Corporation.

     (2) Corporation's Purchase of Debentures Upon Debentureholder's Proposed Disposition of Debentures. Except for pledges of Debentures to "Qualified Financial Institutions" (as defined below) as collateral for loans in connection with the ownership of Debentures, Debentureholder shall not give, sell, assign, pledge, encumber, hypothecate, transfer or otherwise dispose of any Debentures, without first offering in writing to sell the Debentures to the Corporation. The offer to sell the Debentures to the Corporation by the Debentureholder shall be accepted by the Corporation and a notice of acceptance shall be given to the Debentureholder within 30 days following receipt of the offer from Debentureholder. "Qualified Financial Institution" shall mean any bank, banking association, trust company, savings bank, credit union, savings and loan association or other financial institution which is engaged in the business of banking or making commercial or consumer loans, or any subsidiary or affiliate of any such entity.

     (3)     Corporation's Purchase of Debentures Upon
Debentureholder's Death or Termination of Employment.  (a)
The Debentureholder agrees that upon termination of Debentureholder's employment for any reason, including death, that Debentureholder, Debentureholder's estate or representative shall sell all Debentures owned by Debentureholder, and the Corporation shall purchase all of said Debentures in accordance with the terms of this Agreement. Notice of the Corporation's intent to purchase such Debentures shall be given within 180 days from the date of death, or within 90 days from the date of termination of employment, as applicable.

     (b) Notwithstanding the foregoing, upon the death of a Debentureholder, such Debentureholder's estate or representative shall have the option to fix one or more alternate dates for the sale of the Debentures (including any securities of the Corporation into which the Debentures are convertible) (but only with respect to Debentures that are or will be convertible on the date of the Debentureholder's death or during the calendar year of the Debentureholder's death) by giving written notice of such dates to the Corporation and identifying the Debentures to be sold on such dates. Notice of any alternate sales dates must be given within 180 days after the death of the Debentureholder or within 10 days after the date of the Corporation's notice to sell and deliver such Debentures specified above, whichever comes first. The earliest alternate sale date may be the date of the notice given by the representative under this paragraph 3(b) and the latest sale date shall be the tenth day of January following the end of the fiscal year of the Corporation during which the Debentureholder died.

     (c) Employment is herewith defined to mean employment by the Corporation, one of its subsidiaries, a joint venture in which the Corporation and/or its subsidiaries have a 20 percent or more interest, KCP, Inc. or any subsidiary thereof or any joint venture in which KCP, Inc. or any such subsidiary has a 20 percent or more interest. "Subsidiaries" of the Corporation are any corporation in which this Corporation owns directly or indirectly at least 20 percent of the outstanding capital stock, based on the total dollar value of outstanding stock if there is more than one class of stock outstanding. "Subsidiaries" of KCP, Inc. are any corporation in which KCP, Inc. owns directly or indirectly at least a majority of the outstanding capital stock, based on the total dollar value of outstanding stock if there is more than one class of stock outstanding.

     (4) Purchase Price and Payment for Debentures. The purchase price shall be at a price equal to the principal amount of the Debentures plus accrued and unpaid interest to the date of purchase. The purchase price shall be paid to the Debentureholder, or such other person as may be legally entitled thereto, within 60 days after: (i) the date of mailing of notice by the Corporation as provided in paragraphs (2) and (3)(a); or
(ii) such later sale date specified in the notice provided pursuant to paragraph 3(b); provided, that the Corporation received the Certificate or Certificates evidencing the Debentures subject to purchase by the Corporation, endorsed in blank or accompanied by appropriate transfer powers executed in blank, and accompanied by such other evidence of authority as may reasonably be required. In the event of failure to deliver to the Corporation the Certificate or Certificates for the Debentures subject to purchase with required evidence of authority: (i) within 30 days after the date of mailing the notice by the Corporation as provided in paragraphs (2) and
(3)(a) or (ii) on such later sale date specified in the notice provided pursuant to paragraph 3(b), the Secretary shall be authorized to cancel such Certificates on the books of the Corporation and such Debentures shall be deemed to be no longer outstanding. The holder of such Debentures shall thereafter have no further interest as a Debentureholder of the Corporation with respect to such Debentures except to receive the purchase price therefor. It is further understood and agreed that the Corporation shall be authorized to deduct from the purchase price any amount due it or others from the Debentureholder pertaining to the Corporation's Debentures.








     (5) Debentures to be Acquired by Corporation from Debentureholder. It is agreed by the parties that in the event any Debenture is tendered by the Debentureholder to the Corporation, the Corporation shall purchase all of the tendered Debentures, and in addition thereto, may, at its option, purchase all or any part of other Debentures then owned by the Debentureholder.

     (6) Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if delivered in person or sent by certified mail, return receipt requested. The notice to the Debentureholder or the Debentureholder's personal representatives, if mailed, shall be sent to the Debentureholder's last known address. The notice to the Corporation shall be delivered or mailed to the Secretary, Peter Kiewit Son's, Inc., Kiewit Plaza, Omaha, Nebraska 68131.

     (7) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

     (8) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives and assigns of Debentureholder and upon the successors and assigns of the Corporation.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

WITNESS:


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ATTEST:                               PETER KIEWIT SONS', INC.



------------------------------        By------------------
Assistant Secretary                            President